Exhibit 99.1

Intelligent Rail Fault Detection System —System Introduction

Who is Transit Pro Tech? ? Currently, the company is developing and testing its robotic systems for freight yard operations A prototype robot was demonstrated at an MxV conference in November 2025 • Transit Pro Tech (TPT) was founded in Delaware, US in 2023 • TPT is an artificial intelligence solution provider for the rail industry, engaging in developing, marketing and distributing leading AI-based software and hardware for the safety and efficiency of rail transportation ? It has developed an intelligent fault-in-rail analysis system, capable of interpreting ultrasonic detection signals reliably and efficiently ? It has also developed an intelligent driver behavior analysis system for monitoring in-service train/bus drivers in real time. • TPT’s Chinese research subsidiary is named Guantu

CONTENTS 02 03 04 05 01 06 System Overview Architecture and Technology Technical Details Expansion and Upgrades Usage Status Conclusion

System Overview 01 PART ONE

System Overview Ultrasonicrail flaw inspection is a complex process involving: Equipment designed to provide signals into as much of the rail interior as possible Signal interpretation by software to detect indications within the rail Human operator review of indications found by software Designation by operator(s) of indications warranting further examination Field testing done manually by portable ultrasonic equipment to decide which indications are actually defects

System Overview Problems with current process: Some internal flaws are still missed Missed flaws can cause in-service breaks and even accidents High false positive rate Too many indications that need to be evaluated manually Timeliness Test files are replayed off the inspection vehicle, after the fact

System Overview Contributing to the problems are: Operator fatigue: Long continuous work hours Inconsistent standards: The standards for judging the faults are inconsistent Duplicate work: Functional repetitive task operations increase the workload Unequalskilllevels:Theoperatorshavedifferentfaultdetectionskills

System Overview Safety Efficiency Convenience Improve detection accuracy, reducing in-service failures and derailments Reduce false positives, playback time and expenses Convenient and quick operation software Transit Pro Tech improvement objectives

Architecture and Technology 02 PART TWO

Data storage unit High-performance computing unit One-stop AI development platform 1. AI models training and testing 2. Model version management 1. User information management 2. Data storage and management 3. Data upload and distribution 1. High-performance CPU / GPU clusters 2. Task allocation and management 3. Task monitoring System Architecture Architecture and Technology

Technology Application Transit Pro Tech system Advanced AI algorithm development: 1. OOD(out of distribution) detection 2. Front and back context association Basic Al algorithm architecture design: 1. Defect detection module 2. Expert system 3. Auxiliary module 4. VLM module Bottom level AI tools: 1. Basic algorithm library 2. Training techniques 3. Basic algorithm architecture design Architecture and Technology

Technical Details 03 PART THREE

Technical Details Rail flaw detection limits in China Level of Severity, Degree Defect Size Percentage of Rail Head Size (new 132 or worn 136) Action One 1 cm or less 2.8% or less Observe Two Greater than 1 cm Equal or Less than 3 cm 2.8% to 25.2% Remediate Three Greater than 3 cm 25.2% or more Remediate Levels Two and Three are considered major faults (defects) Rail flaw inspection in China is performed by rail bureau staff Contractors provide equipment and software Test speeds up to 100 Km/Hour are possible

Technical Details B-scan Playback Interface One-click export of fault report: List of faults: Processing window: Gate parameters: Playback of B-scan images: The mileage trend chart is displayed:

Technical Details Comparison of B-Scans Transit Pro Tech software Competitor software Notice difference in boxed indications to be verified

Technical Details Convenience of use: Staff hours to verify defects Staff Hours to Verify Defects Recent Month Year to Date Transit Pro Tech Software 4 48 Competitor Software 16 193 Improvement with TPT Software 75% 75% Source: Customer data

Technical Details Customer comparison in head-to-head test (TPT first generation software) Indications Competitor Software Transit Pro Tech Software Percentage Level 1 623 613 98.4% Level 2 (Verified) 40 40 100% Level 3 (Verified) 18 18 100% Totals 681 671 98.5% Note: Total test coverage was over 21,000 Km

Technical Details TPT latest software compared to competitor Software Boxouts (Indica- tions) Major Fault Indications Minor Fault Indications Total Verified (in field) Detected by Software Detection Rate Total from B-Scan Detected by Software Detection Rate Competitor 479,478 13 10 76.9% 114 108 94.7% Transit Pro Tech 130,211 13 13 100.0% 114 110 96.5% Difference 349,267 (72.8%) 3 23.1% 2 1.8% Indications not found by software must be found by operator manually inspecting B-Scan Minor fault indications detected by software and operator would still require field testing to verify that they are defects Data from 2,056 Km of test mileage provided by two Chinese rail bureaus and one heavy haul companyNotes:

Expansion and Upgrades 04 PART FOUR

Expansion and Upgrade Advantages of the current upgraded version On ground (office) playback real time playback • Recognition of major faults has been improved, to 99.9% • Real-time streaming of data has been implemented

Expansions and Upgrades Planned improvement of software • Improved classification of major faults • Lower the number of major fault indications while maintaining the recognition rate • Lower false positive rate

Usage Status 05 PART FIVE

Usage Status

Transit Pro Tech software being used in China

System	Light Rail	Metro	Conven-tional	High-Speed	Heavy Haul	Sold	In Trial
CRRC (Equip provider)	O	O	O	O	O	O	
Shenyang	O		O	O		O	
Xi'an	O		O	O			O
Beijing	O		O	O			O
Kunming	O		O	O		O	
Shuohuang	O		O		O	O	
Shenshuo	O		O		O	O	
Harbin	O		O	O		O	
Nanchang	O		O	O		O	
Taiyuan	O		O	O			O
Chengdu	O		O	O			O
Jinan	O		O	O			O
Beijing(Daxing Line)		O	O			O	
Guangzhou		O	O				O
Shenzhen		O	O				O

06 PART SIX Conclusion

Conclusions Transit Pro Tech software meets improvement objectives Safety Efficiency Convenience Meets objective of identifying major faults in real time which could cause in-service failures if left undetected Greatly reduces the indications which must be evaluated by the operator and potentially hand tested by follow-up crews Improved information display and reduction in indications reduces potential for operator fatigue and potential error

Conclusion Customer Feedback Meets expectations for recognition of both major and minor faults Lowers rate of false positive indications reducing follow-up costs Supports comparison between inspection cycle Provides convenient B-scan playback functionality with clear display interface Generates fault detection reports meeting customer requirements Provides rapid review of type and classification of faults

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